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FOR IMMEDIATE RELEASE
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For:  MobileMedia Corporation

CONTACTS:          Krista Grossman                          Laura Wilker
                   Media Contact                            Investor Relations
                   (212) 484-7760                           (201) 462-4959


    FCC ISSUES PUBLIC NOTICE REGARDING MOBILEMEDIA LICENSING
AUTHORIZATIONS

    INTERIM FCC ACTION DOES NOT AFFECT COMPANY'S CURRENT PAGING SERVICES OR NATIONWIDE PAGING AUTHORIZATIONS

    COMPANY AWAITS FINAL FCC ACTION

    RIDGEFIELD PARK, NEW JERSEY, JANUARY 15, 1997 -- MOBILEMEDIA

CORPORATION (NASDAQ:MBLM)today announced that, on January 13, 1997, the

Federal Communications Commission issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. The action taken by the FCC, which is not a final action with respect to the Company's previously disclosed FCC issues, does not affect the Company's current paging services or nationwide paging authorizations.

    As previously reported, the Company had discovered misrepresentations and other violations which occurred during the licensing procedure for approximately 6% to 7% of its approximately 8,000 local transmission one-way paging stations. The Company's outside counsel conducted an investigation and provided the FCC with comprehensive reports regarding these matters in

October and November.

    As previously disclosed, the Company had proposed to the FCC that a

Consent Order be entered which would result, among other things, in the return of certain local paging stations and authorizations presently held by the Company and the dismissal of certain pending applications for paging authorizations. Consistent with the Company's proposal, the FCC's Public

Notice announces the termination or dismissal of the authorizations that are the subject of the Company's proposal and grants to the Company interim operating authority with respect

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to certain of those authorizations. Under the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remain unconstructed, (ii)

dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii)

automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits.

   The issuance of the Public Notice does not result in the discontinuation of any existing paging services or otherwise affect current paging operations. The FCC's action relates to applications and unconstructed stations and, in the case of constructed stations, permits the Company to continue to operate those stations on an interim basis until the FCC takes further action. In addition, the Public Notice does not affect the

Company's nationwide paging authorizations or any authorizations other than the ones described above.

    The issuance of the Public Notice does not constitute a final disposition of the Company's regulatory issues. The Company cannot be certain what monetary forfeitures or other further actions, if any, the FCC may take in regard to this matter or the timing of any such actions, but such actions could have a material adverse effect upon the financial condition or operations of the Company.

    MobileMedia is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to approximately 4.4 million subscribers in all 50 states, Canada and the Caribbean. The Company operates two one-way nationwide networks and owns two narrowband PCS licenses.